Exhibit 99.1

For further information contact:

Michael R. Garone, Interim CEO and CFO

973.532.8005 or mgarone@emisphere.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS FOR

FIRST QUARTER ENDED MARCH 31, 2012

Conference Call/Webcast to be held Wednesday May 9, 2012 at 10:00 AM EDT

CEDAR KNOLLS, NJ, May 9, 2012 — Emisphere Technologies, Inc. (OTCBB: EMIS) (the “Company”) today announced its financial results for the quarter ended March 31, 2012. The Company will host a conference call this morning at 10:00 AM EDT to discuss these results.

The live webcast of the conference call can be accessed through the company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-877-741-4251 (United States and Canada) or 1-719-325-4801 (International). In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning at 1:00 PM EDT on May 9, 2012 through midnight on May 23, 2012 by calling 1-888-203-1112 (United States and Canada) or 1-719-457-0820 (International). The conference replay PIN is 7205477.

FIRST QUARTER 2012 FINANCIAL RESULTS

Emisphere reported net loss of $0.7 million, or $0.01 per basic and diluted share for the quarter ended March 31, 2012, compared to net income of $11.0 million, or $0.21 per basic and $0.19 per diluted share for the quarter ended March 31, 2011.

The Company reported an operating loss of $1.8 million for the first quarter, 2012, compared to an operating loss of $2.1 million for the same period in 2011.

Total operating expenses were $1.8 million for the first quarter 2012, a decrease of $0.3 million or 14% compared to the same period in 2011. Total operating expenses include research and development costs of $0.4 million (a decrease of $0.12 million or 22% compared to the same period in 2011), general and administrative expenses of $1.3 million (a decrease of $0.1 million, or 7% compared to the same period in 2011) and depreciation and amortization expense of $0.01 million (a decrease of $0.06 million or 89% compared to the same period in 2011). Other income for the first quarter of 2012 was $1.0 million compared to other income of $13.0 million for the first quarter of 2011, a decrease of $12.0 million, due primarily to a decrease in fair value of derivative instruments of $13.2 million, a $0.3 million increase in interest expense and a $1.5 million increase in other income.

LIQUIDITY

Cash, cash equivalents and restricted cash held as of March 31, 2012 was $3.5 million, a net increase of approximately $0.1 million from December 31, 2011. The Company reduced its annual operating expenditures by 30% to improve operating efficiency and extend our cash runway. Consequently, we anticipate our current cash balance will enable us to continue operations through September 26, 2012, the date on which the 11% senior secured convertible notes (the “MHR Convertible Notes”) held by MHR Fund Management, LLC and its affiliates

(collectively, “MHR”) come due, or earlier if unforeseen events or circumstances arise that negatively affect our liquidity.

As of March 31, 2012, the book value of the MHR Convertible Notes outstanding including principal, interest and discount for warrant purchase option and embedded conversion features is $27.1 million. The amount payable at maturity will be approximately $30.5 million. The MHR Convertible Notes are collateralized by a first priority lien in favor of MHR on substantially all of our assets. The Company is considering a variety of alternatives to address the upcoming maturity of the MHR Convertible Notes.

PRODUCT DEVELOPMENTS

During 2011 and through the first quarter of 2012, the Company faced formidable challenges, yet continued to focus on efforts to apply the Eligen® Technology and realize its value by developing profitable commercial applications. Notwithstanding the Company’s optimism for the technology, Emisphere was adversely affected by the announcement by its research collaboration partner Novartis Pharma AG (“Novartis”) of the termination of its oral human growth hormone, osteoarthritis, and osteoporosis programs involving Emisphere’s Eligen® Technology. Emisphere has requested additional information from Novartis to further analyze and evaluate the data from three studies in osteoporosis and osteoarthritis conducted by Novartis and its development partner in order to understand the results and determine next steps.

Emisphere’s pipeline includes a broad range of product candidates in different stages of development.

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Novo Nordisk A/S (“Novo Nordisk”) is using Emisphere’s Eligen® Technology to develop and commercialize oral formulations of Novo Nordisk’s insulins and GLP-1 receptor agonists, with a potential GLP-1 drug currently undergoing Phase I clinical trials. The first Phase I trial investigated the safety, tolerability and bioavailability in healthy volunteers and was completed in May 2010. Novo Nordisk also conducted a multiple-dose Phase I trial to investigate the safety, tolerability, pharmacokinetics and pharmacodynamics in healthy male subjects which was completed in July 2011.

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The Company is developing an oral formulation of Eligen® B12 (1000 mcg) for use by B12 deficient individuals. On August 5, 2011 we received notice from the U. S. Patent Office that the U.S. patent application directed to the oral Eligen® B12 formulation was allowed. This new patent provides intellectual property protection for Eligen® B12 in the U.S. through approximately 2029. Currently, we are evaluating the results of our clinical trials and market research and exploring alternative development and commercialization options with the purpose of maximizing the commercial and health benefits potential of our Eligen® B12 asset.

The Company is continuing with a number of pre-clinical programs in collaboration with other companies, as well as projects on its own, using the Eligen® Technology to improve the oral absorption of selected molecules.

About Emisphere Technologies, Inc.

Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (file no. 000-17758) filed on March 21, 2012, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, to be filed on or about the date hereof.

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EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENT OF OPERATIONS

For the three months ended March 31, 2012 and 2011

(in thousands, except share and per share data)

(unaudited)

	For the three months ended March 31,
	2012	2011
Net Sales	$—	$—

Costs and expenses:
Research and development	412	529
General and administrative	1,346	1,451
Depreciation and amortization	7	70

Total costs and expenses	1,765	2,050

Operating loss	(1,765)	(2,050)

Other non-operating income (expense):
Other income	1,556	23
Change in fair value of derivative instruments
Related party	1,859	11,736
Other	(748)	2,581
Interest expense
Related party	(1,638)	(1,280)
Other	—	(11)

Total other non-operating income	1,029	13,049

Net income (loss)	$(736)	$10,999

Net income (loss) per share, basic	$(0.01)	$0.21
Net income (loss) per share, diluted	$(0.01)	$0.19
Weighted average shares outstanding, basic	60,687,478	52,051,602
Weighted average shares outstanding, diluted	60,687,478	56,753,815

EMISPHERE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

March 31, 2012 and December 31, 2011

(in thousands, except share and per share data)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$3,206	$3,069
Accounts receivable, net	4	22
Inventories	258	258
Prepaid expenses and other current assets	510	581

Total current assets	3,978	3,930
Equipment and leasehold improvements, net	37	44
Restricted cash	247	247

Total assets	$4,262	$4,221

Liabilities and Stockholders’ Deficit:
Current liabilities
Accounts payable and accrued expenses	$1,061	$894
Notes payable related party, including accrued interest and net of related discount	27,653	26,016
Derivative instruments:
Related party	7,512	9,371
Others	1,576	828
Other current liabilities	36	42

Total current liabilities	37,838	37,151
Deferred revenue	31,606	31,593
Deferred lease liability and other liabilities	—	4

Total liabilities	69,444	68,748

Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued 60,977,210 shares (60,687,478 outstanding) as of March 31, 2012 and December 31, 2011	610	610
Additional paid-in-capital	404,788	404,707
Accumulated deficit	(466,628)	(465,892)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(65,182)	(64,527)

Total liabilities and stockholders’ deficit	$4,262	$4,221